FREIT Announces Completion of Reincorporation

HACKENSACK, NJ, July 1, 2021 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) announced today that it has completed the change of its form of organization from a New Jersey real estate investment trust to a Maryland corporation (the “Reincorporation”) which was approved by its shareholders at the annual meeting of shareholders held on May 6, 2021. The Reincorporation changes the law applicable to FREIT’s affairs from New Jersey law to Maryland law and was accomplished by the merger of FREIT with and into its wholly owned subsidiary, First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland”), a Maryland corporation. As a result of the Reincorporation, the separate existence of FREIT has ceased and FREIT Maryland has succeeded to all the business, properties, assets and liabilities of FREIT. Holders of shares of beneficial interest in FREIT will receive one newly issued share of common stock of FREIT Maryland for each share of FREIT that they own, without any action of shareholders required. FREIT will continue to be organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and its stock will continue to be traded on the over-the counter market under the trading symbol FREVS.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com